Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 14, 2018 with respect to the consolidated financial statements and internal control over financial reporting of Midstates Petroleum Company, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Kansas City, Missouri

April 12, 2018